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                                                                   Exhibit 10.16

                             EMS TECHNOLOGIES, INC.

                                   DIRECTOR'S
                            INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of July 31, 1998, between EMS Technologies, Inc., a
Georgia corporation ("Corporation'(3)), and [     ]("Director")

                  WHEREAS, Director serves as a member of the Board of Directors of the Corporation and in such capacity is expected to perform a valuable service; and

                  WHEREAS, the Corporation's Bylaws (the "Bylaws") provide for the indemnification of the directors of the Corporation pursuant to Sections 14-2-850 through 14-2-856 of the Georgia Business

         Corporation Code, as amended to date (the "State Statute"); and

                  WHEREAS, the Bylaws and State Statute specifically contemplate that contracts may be entered into between the Corporation and the members of its Board of Directors with respect to indemnification of such directors; and

                  WHEREAS, in accordance with the authorization provided by the State Statute and Bylaws, the Corporation may from time to time purchase and maintain a policy of director and officer liability insurance ("D & 0 Insurance"), covering certain liabilities that may be incurred by its directors and officers in the performance of their duties to the Corporation; and

                  WHEREAS, the terms and availability of D & 0 Insurance present questions concerning the adequacy and reliability of the protection afforded to directors thereby; and

                  WHEREAS, in order to provide to Director assurances with respect to the protection provided against liabilities that he may incur in the performance of his duties to the Corporation, and to thereby induce Director to serve as a member of its Board of Directors, the Corporation, by its Board of Directors acting pursuant to shareholder authorization, has determined and agreed to enter into this contract with Director.

                  NOW, THEREFORE, in consideration of Director's continued service as a director from the date hereof until such service terminates as provided in the Bylaws, the parties hereto agree as follows:

1.       Maintenance of Insurance.


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(a)      Subject only to the provisions of Section 1(b) hereof, the Corporation hereby agrees that, so long as Director shall continue to serve as a director of the Corporation, and thereafter so long as Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Director was a director of the Corporation (or while a director served in any other capacities with or at the request of the Corporation), the Corporation will purchase and maintain in effect for the benefit of Director one or more valid, binding and enforceable policy or policies of D & 0 Insurance providing coverage on terms and conditions that are commercially reasonable and available from time to time.

(b) The Corporation shall not be required to maintain said policy or policies of D & 0 Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the Board of Directors, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

                           2. Board-Authorized Indemnification. The Corporation hereby agrees to hold harmless and indemnify Director to the full extent that the State Statute, or any amendment thereof or other statutory provision adopted after the date hereof, authorizes such indemnification by action of the Board of Directors without shareholder approval. Such indemnification, and the conditions and limitations thereon set forth in the State Statute shall not in any respect limit, condition or otherwise restrict the indemnification set forth in Section 3 hereof.

                           3.       Shareholder-Authorized Indemnification.
                  Subject only to the exclusions set forth in Section 4 hereof, and in addition to the indemnity specified in Section 2 hereof (but without duplication of payments with respect to indemnified amounts), the Corporation hereby further agrees to hold harmless and indemnify Director against any and all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Director in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) to which Director is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Director is or was a director of the Corporation, or while a director was an officer, employee or agent of the Corporation or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

4.       Limitations on Shareholder-Authorized Indemnity. No

                           indemnity pursuant to Section 3 hereof shall be paid
                  by the Corporation:

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(a)      With respect to any proceeding in which Director is adjudged, by final judgment not subject to further appeal, liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

                           (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation;


                  (ii) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law;

                  (iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

                  (iv) for any transaction from which Director received an improper personal benefit;

(b) With respect to any suit in which final judgment is rendered against Director for an accounting of profits, made from the purchase or sale by Director of securities of the Corporation, pursuant to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law, or on account of any payment by Director to the Corporation in respect of any claim for such an accounting; or

(c) If a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

                           5. Contribution. If the indemnification provided in Sections 2 and 3 is unavailable and may not be paid to Director for any reason other than those set forth in paragraph (b) of Section 4, then in respect of any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Director (or would be if joined in such action, suit or proceeding), the Corporation shall contribute to the amount of expenses, judgments, fines and settlements paid or payable by Director in such proportion as is appropriate to reflect (i) the relative benefits received by the Corporation on the one hand and Director on the other hand from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of the Corporation on the one hand and of Director on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Corporation on the one hand and of the Director on the other shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting such expenses, judgments, fines or settlement amounts. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

                           6. Continuation of Obligations. All agreements and

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                  obligations of the Corporation contained herein shall continue during the period Director is a director of the Corporation, and shall continue thereafter for so long as Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Director was a director of the Corporation or, while a director, served in any other capacity referred to herein.

7. Notification and Defense of Claim. Promptly after receipt by Director of notice of the commencement of any action, suit or proceeding, Director will, if a claim in respect thereof is to be made against the Corporation under this Agreement (other than under Section 2 hereof), notify the Corporation of the commencement thereof, but the omission so to notify the Corporation will not relieve it from any liability which it may have to Director otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Director so notifies the Corporation:

        (a) The Corporation will be entitled to participate therein at its own expense; and

(b) Subject to Section 8 hereof, and if Director shall have provided his written affirmation of this good faith belief that his conduct did not constitute behavior of the kind described in paragraph 4(a) hereof, the Corporation may assume the defense thereof.

After notice from the Corporation to Director of its election so to assume such defense, the Corporation will not be liable to Director under this Agreement for any legal or other expenses subsequently incurred by Director in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Director shall have the right to employ his separate counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Director unless (i) the employment of counsel by Director has been authorized by the Corporation, (ii) counsel designated by the Corporation to conduct such defense shall not be reasonably satisfactory to Director, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of such counsel shall be at the expense of the Corporation. For the purposes of clause (ii) above, Director shall be entitled to determine that counsel designated by the Corporation is not reasonably satisfactory if, among other reasons, Director shall have been advised by qualified counsel that, because of actual or potential conflicts of interest in the matter between Director, other officers or directors similarly indemnified by the Corporation, and/or the Corporation, representation of Director by counsel designated by the Corporation is likely to materially and adversely affect Director's interest or would not be permissible under applicable canons of legal ethics.

     The Corporation shall not be liable to indemnify Director under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.The Corporation shall not settle any action or

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claim in any manner which would impose any penalty or limitation on Director without Director's written consent. Neither the Corporation nor Director will unreasonably withhold their consent to any proposed settlement.

8. Advancement and Repayment of Expenses. Upon request thereof accompanied by reasonably itemized evidence of expenses incurred, and by Director's written affirmation of his good faith belief that his conduct met the standard applicable to Board-authorized indemnification pursuant to Section 2 hereof, or did not constitute behavior of the kind described in paragraph 4(a) hereof, the Corporation shall advance to Director the reasonable expenses (including attorneys' fees and costs of investigation) incurred by him in defending any civil or criminal suit, action or proceeding as to which Director is entitled (assuming an applicable standard of conduct is met) to indemnification pursuant to this Agreement. Director agrees to reimburse the Corporation for all reasonable expenses paid by the Corporation, whether pursuant to this Section or
Section 7 hereof, in defending any action, suit or proceeding against Director in the event and to the extent that it shall ultimately be determined that Director is not entitled to be indemnified by the Corporation for such expenses under either Section 2 or Section 3 of this Agreement.

9.   Enforcement

     (a) The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Director to serve as a director of the Corporation, and acknowledges that Director will in the future be relying upon this Agreement in continuing to serve in such capacity.

     (b) In the event Director is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse Director for all of Director's reasonable fees and expenses in bringing and pursuing such action.

10. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable in whole or in part for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

11.  Governing Law; Successors; Amendment and Termination

     (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia.

     (b) This Agreement shall be binding upon Director and the Corporation, its successors and assigns, and shall inure to the benefit of Director, his heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns.


     (c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

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     (d)  This Agreement supersedes any prior agreement between Director and the
Corporation, or any predecessor of the Corporation, regarding the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this

                                                                Agreement as of
                                                                the day and year
                                                                first above
                                                                written.

                                         EMS TECHNOLOGIES, INC.

__________________________           By: ___________________________
               Director                      Chief Executive Officer